EXHIBIT 16

May 22, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 paragraph one included in the Form 8-K dated May 10, 2002 of Bioject Medical Technologies Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

Cc:	John Gandolfo Chief Financial Officer Bioject Medical Technologies Inc.